UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2009

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03, Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

On November 20, 2009, General Employment Enterprises, Inc. (the “Company”) completed the execution of a Loan and Security Agreement (the “Loan Agreement”) with Crestmark Bank (“Crestmark”).  Under the Loan Agreement, Crestmark will make advances to the Company upon the request of the Company, subject to certain limitations specified in the agreement.  The aggregate loan amount outstanding at any one time may not exceed the lesser of $3,500,000 or 85% of eligible accounts receivable, as defined in the agreement.  The Company granted to Crestmark a security interest in all of its accounts receivable and other property, as defined in the agreement, and the Loan Agreement requires the Company to comply with certain financial covenants.  Advances will be charged interest at the rate of 1.00 percentage point above the prime rate, and they are payable on demand.  The Loan Agreement will continue in effect until demand, but if not sooner demanded then for three years from the date of the agreement, and it will be automatically renewed for consecutive two year terms unless terminated by either party.  Each of Stephen B. Pence, the Company’s Chairman of the Board of Directors, and Ronald E. Heineman, the Company’s Chief Executive Officer, individually, has provided Crestmark with a guaranty of validity for certain representations and covenants made by the Company under the Loan Agreement.

Item 9.01, Financial Statements and Exhibits.

The following exhibits are filed as a part of this report:

No.	Description of Exhibit

4.01	Loan and Security Agreement between Crestmark Bank and the Company, dated October 27, 2009.

4.02	Schedule to Loan and Security Agreement between Crestmark Bank and the Company, dated as of October 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: November 24, 2009	By: /s/ Kent M. Yauch
Kent M. Yauch
Vice President, Chief Financial
Officer and Treasurer